Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 29, 2017, in the Registration Statement (Form N-2) of Stone Ridge Trust III for the year ended October 31, 2017, filed with the Securities and Exchange Commission in this Amendment No. 6 (Registration No. 811-23018).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 27, 2018